Exhibit 24

POWER OF ATTORNEY

                Know all men by these presents, that the undersigned constitutes and appoints Richard A. Magid as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all Form 3, Form 4 or Form 5 and any amendments and supplements to those forms, and to file the same, therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Date: April 6, 2004	Name:	/s/ Barry J. Ryan
Barry J. Ryan

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